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                              N E W S R E L E A S E

                   INFILL DRILLING PROGRAMME UNDERWAY AT YALEA

LONDON, 8 NOVEMBER 2004 (LSE: RRS) (NASDAQ: GOLD) - A 20-hole infill drilling programme is currently underway at Yalea to gather data for the upcoming feasibility study. This follows the completion of the Loulo underground prefeasibility last quarter which confirmed the potential for the development of long-life underground operations at the mine.

The design of the drill campaigns has been coordinated with SRK Consulting, which will lead the full feasibility study. Selected holes have been chosen to infill the higher grade competent material of the orebody to supply geotechnical, geohydrological and geo-thermal data.

All aspects of the project are now being incorporated into the underground feasibility study. These include the final pit optimisations which are currently being carried out and incorporate the latest upgraded resource updates, together with the impact of the underground costs to optimise the open pit to underground interface.

The team has also started the advanced grade control on the two open pits for preplanning purposes. This will be used to better delineate the width and continuity of higher grade portions of the orebody. If it can be demonstrated that a thinner higher grade portion of the orebodies can be mined selectively, this will have an impact on the underground mining method employed.

"Continued drilling at Loulo has delivered another 2.5 million ounces to increase the resource there to more than 7 million ounces. Incidentally, this also takes the tally of new ounces we've discovered during the past 10 years over the 15 million mark," said chief executive Dr Mark Bristow. "While the exploration there continues, construction of the mine at Loulo has also proceeded apace, and is on track to start pouring gold next year as scheduled.
Loulo is another big step forward for us: essentially, we're launching a new cycle of value creation, and we're funding it without having to go to shareholders or the market, by using money we got from Morila and gearing up with bank debt."

RANDGOLD RESOURCES ENQUIRIES:
Chief Executive - Dr Mark Bristow +44 779 775 2288
Financial Director - Roger Williams +44 779 771 9660
Investor & Media Relations - Kathy du Plessis +27 11 728 4701,
Cell: +27 (0) 83 266 5847, randgoldresources@dpapr.com
Website: www.randgoldresources.com

DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at
Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such risk factors, refer to the annual report on Form
20-F for the year ended 31 December 2003, which was filed with the Securities
Exchange Commission on 30 June 2004. Randgold Resources assumes no obligation to update information in this release. Cautionary Note to US Investors: The United
States Securities Exchange Commission (the `SEC') permits companies, in their filings with the SEC, to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the SEC does not recognise and strictly prohibits us from including in our filings with the SEC.
Investors are cautioned not to assume that all or any part of our resources will ever be converted into reserves which qualify as `proven and probable reserves'
for the purposes of the SEC's industry guide number 7.